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                      EXHIBIT 16 to FORM 8-K




January 22, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



Gentlemen:

We have read Item 4 of Form 8-K dated January 22, 1996, of Frontier Corporation and are in agreement with the statements contained in paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP

ERNST & YOUNG LLP